EXHIBIT 99

                                                                   [EXELON LOGO]

News Release


From:      Exelon                                          FOR IMMEDIATE RELEASE
                                                           ---------------------
           Corporate Communications                        May 17, 2002
           P.O. Box 805379
           Chicago, IL  60680-5379

Contact:   John Hatfield, Media Relations
           312.394.4214
           Linda Byus, CFA, Investor Relations
           312.394.7696

    Exelon Corporation Resolves FERC Reporting Issue with Illinois Regulators

Exelon Corporation (NYSE: EXC) today announced that its Chicago-based Commonwealth Edison subsidiary would comply with a request from the Illinois Commerce Commission (ICC) and amend the way it reports an intercompany asset on a standard federal form. ComEd will record a $937 million receivable from its Exelon parent as contra-equity, instead of as an asset, on the Federal Energy Regulatory Commission's (FERC) Form 1, a routine annual report filed by all utilities. This report will conform to the company's presentation of the asset in its previously-filed financial statements to the Securities and Exchange Commission.

Exelon still believes it prepared Form 1 report in accordance with FERC's published reporting rules, but other issues led the company to reconsider its position. "Frankly, the current environment for the reputation of utility companies became a factor," said ComEd Chief Financial Officer Robert E. Berdelle. "Our good reputation with customers, shareholders and regulators is priceless." Berdelle said the decision has no impact on the company's 2001 earnings, and that based on current forecasts the company anticipates no effect on earnings through 2004.

ComEd understood that the ICC disagreed with the company's interpretation of FERC reporting rules regarding this receivable, but originally decided that the best course of action would be to let FERC decide the issue. The company acknowledged it was a complex transaction, and that different interpretations were possible. "We felt this was an issue FERC should resolve, just as it does with literally hundreds of accounting issues each year," said Berdelle.

Berdelle said that ComEd filed its original FERC report on April 30, 2002, after conferring with the ICC, FERC and the company's accountants at PricewaterhouseCoopers. "We have been open and forthright with everyone involved in this issue, at every step of the way," said Berdelle. On May 15, the ICC filed a petition with FERC formally requesting a review.

The ICC itself acknowledges that the issue has no bearing on ComEd's 2001 finances. In its petition to FERC, the Commission noted:

     Based upon ICC Staff calculations made both with and without the inclusion of the $937 million Exelon receivable described above, it does not appear that ComEd's earnings during calendar year 2001 either would qualify it to request rate relief during calendar 2002 under Section 16-111(d) of the Illinois Act, or would require it to share excess earnings by means of the customer credit mandated by Section 16-111(e) of the Illinois Act.


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ComEd had already indicated it would accept FERC's determination without appeal.
Now, the company says it will take immediate measures to amend and refile all appropriate regulatory reports. Exelon's financial statements filed with the Securities and Exchange Commission will not be impacted by the amended FERC filing.

The receivable in question stems from January of 2001, when ComEd received a $1.062 billion non-interest bearing receivable from its parent Exelon Corporation. The intercompany receivable represents a cash obligation from Exelon to ComEd. This receivable was transferred in recognition of the fact that, due to Exelon's corporate restructuring in January 2001 and the associated transfer of certain ComEd operations, assets, and liabilities to Exelon Generation Company and Exelon Business Services Company, ComEd's revenue stream has been reduced.

Despite this reduction in revenue, ComEd retains the significant financial obligation for the scheduled maturities on $3.4 billion of transitional trust notes ComEd issued in December 1998 in conjunction with the Restructuring Act. The after-tax cash flow available to ComEd through the instrument funding charge
(IFC) mechanism (the mechanism designed to fund this obligation through an identified portion of ComEd's rates) would be less than the cash required to fund the transition bond requirements. Thus, each year over the eight-year life of the notes, Exelon is scheduled to make a payment to ComEd to cover the difference.

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services, energy services and telecommunications. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.